EXHIBIT 21

                              LIST OF SUBSIDIARIES

SUBSIDIARY                               STATE OF INCORPORATION
Find/SVP Published Products, Inc.        Delaware
Find/SVP Internet Services, Inc.         Delaware
Guideline Research Corp.                 New York